Exhibit 15.1





Fleming Companies, Inc.
6301 Waterford Boulevard
P. O. Box 26647
Oklahoma City, Oklahoma  73126

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the following unaudited interim financial information of Fleming Companies, Inc. and subsidiaries as indicated in our reports referenced below; because we did not perform an audit, we expressed no opinion on that information.

      Period Ended              Review Report Dated

     April 7, 1999               May 5, 1999
     July 11, 1999               July 29, 1999
     October 2, 1999             October 19, 1999
     April 15, 2000              May 3, 2000

We are aware that our reports referred to above, which are included in your Quarterly Reports on Forms 10-Q and 10-Q/A for the periods mentioned above, are being used in this registration statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the registration statement prepared or certified by an accountant, or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
June 30, 2000